Exhibit 10.13

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), dated as of                  , 2010, between The Fresh Market, Inc., a North Carolina corporation (the “Company”), and [                            ] (the “Participant”).

WHEREAS, the Company seeks to provide the Participant with an incentive to remain in the service of the Company by allowing the Participant to be a part of The Fresh Market, Inc. Severance Plan (the “Severance Plan”),

WHEREAS, pursuant to the Severance Plan, the Participant is eligible for certain severance compensation and benefits (“Severance Benefits”) upon a termination of the Participant’s employment under certain conditions; and

WHEREAS, as a condition to participating in the Severance Plan, the Participant must enter into this Agreement;

NOW, THEREFORE, in consideration of the Severance Benefits for which the Participant is eligible under the Severance Plan and the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Definitions. For purposes of this Agreement, all capitalized terms not defined herein shall have the meanings specified in the Severance Plan.

SECTION 2. Restrictive Covenants. (a) Nondisclosure of Confidential Information. (i) The Company and the Participant agree that, during the course of the Participant’s employment with the Company, the Participant has had and will continue to have access to, and has gained and will continue to gain knowledge with respect to, Confidential Information. The Participant agrees that the Participant shall not, without the prior written consent of the Company, during the period of the Participant’s employment with the Company and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person to use, disclose or gain access to, any Confidential Information; provided, however, that the Participant may disclose Confidential Information (x) to a Person to whom the disclosure is reasonably necessary or appropriate in connection with the performance by the Participant of the duties of the Participant’s employment, (y) as required by law or (z) as ordered by a court, provided that in any event described in the preceding clause (y) or (z), (A) the Participant shall promptly notify the Company in writing, and consult with and assist the Company (at the Company’s sole cost) in seeking a protective order or request for another appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), the Participant shall disclose only that portion of the Confidential Information that, in the written opinion of the Participant’s legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person or entity and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof. As requested by the Company from time to time and upon termination of the Participant’s employment with the Company, the Participant shall promptly deliver to the Company all copies and embodiments, in whatever form (including electronic), of all Confidential Information in the Participant’s possession or control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

(ii) Without limiting the foregoing, the Participant agrees to keep confidential the existence of, and any information concerning, any dispute between the Participant and the Company or any of its Affiliates, except that the Participant may disclose information concerning such dispute to the court that is considering such dispute or to the Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(iii) For purposes of this Agreement, “Confidential Information” means information, observations and data concerning the business and affairs of the Company or any of its Affiliates, including all business information (whether or not in written form) that relates to the Company or any of its Affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of the Participant’s breach of this Agreement, including technical information or reports; trade secrets; unwritten knowledge and “know-how”; operating instructions; training manuals; customer lists, if applicable; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists. Confidential Information shall not include such information known to the Participant prior to the Participant’s involvement with the Company or any of its Affiliates or information rightfully obtained from a third party (other than pursuant to a breach by the Participant of this Agreement or any other duty of confidentiality).

(b) Noncompetition and Nonsolicitation. (i) Within the Geographic Territory and during the period of the Participant’s employment with the Company or any of its Affiliates and continuing for the period thereafter described in the following clause (x), (y) or (z), as applicable: (x) if the Participant’s employment is terminated at any time other than during the Protection Period, the number of years or portions thereof following such termination of employment equal to the Participant’s Severance Multiple (provided that if a Change in Control occurs following such termination of employment and the Participant becomes entitled to payments or benefits under Section 6 of the Severance Plan, this Section 2(b)(i) shall cease to apply upon such Change in Control), (y) if the Participant’s employment is terminated during the Protection Period under circumstances not entitling the Participant to payments or benefits under Section 5 of the Severance Plan, the period of time, if any, following such termination of employment and prior to and including the date that is the number of years or portions thereof following the date of the Change in Control equal to one-half of the Participant’s Severance Multiple, and (z) if the Participant’s employment is terminated during the Protection Period under circumstances entitling the Participant to payments or benefits under Section 5 of the Severance Plan, no period of time following such termination of employment (the applicable period described in this Section 2(b)(i), the “Noncompetition Period”), the Participant shall not:

(A) directly or indirectly, without the prior written consent of the Company, engage in or invest as an owner, partner, stockholder, licensor, director, officer, agent, employee or consultant for any Person that is engaged primarily in the retail grocery business; provided, however, that this provision shall not prevent the Participant from passively investing as a less than two percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system; or

(B) accept employment with any Person that is engaged in any manner in the retail grocery business if such employment would result in the Participant being involved in the management, operations or business affairs of the subsidiary, division, segment or other portion of such Person that conducts such grocery business;

For purposes of this Agreement, “Geographic Territory” means (a) any state within the contiguous United States of America where the Company conducts any business, excluding any business that consists solely of purchases or sales via the Company’s catalog or the Internet, (b) any province or territory within Canada where the Company conducts any business, excluding any business that consists solely of purchases or sales via the Company’s catalog or the Internet, (c) any standard metropolitan statistical area (as defined by the U.S. Census Bureau) where the Company has a business office, retail location or distribution center or has taken substantial steps toward the development of a new business office, retail location or distribution center at the time of the Participant’s termination, (d) California, (e) Texas or (f) Arizona. Clauses (a), (b), (c), (d), (e) and (f) are separate and independent territories, and, notwithstanding Section 5(h), the use of the term “or” in this definition shall be interpreted in the disjunctive.

(ii) During the period of the Participant’s employment with the Company or any of its Affiliates and continuing for the number of years or portions thereof thereafter equal to the Participant’s Severance Multiple (the “Nonsolicitation Period”), the Participant shall not, directly or indirectly, without the prior written consent of the Company, (A) actively solicit, recruit or hire any Person who is at such time, or who at any time during the 12-month period prior to such solicitation or hiring had been, an employee of, or an exclusive consultant then under contract with, the Company or any of its Affiliates, (B) actively solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or (C) intentionally interfere with the relationship of the Company or any of its Affiliates with any Person or entity who or that is employed by or otherwise engaged to perform services for the Company or any of its Affiliates.

(iii) During the Nonsolicitation Period, the Participant shall not, directly or indirectly, interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Company or any of its Affiliates, on the one hand, and any of their respective customers, partners, suppliers or stockholders on the other hand.

(iv) The Noncompetition Period and the Nonsolicitation Period shall be tolled during (and shall be deemed automatically extended by) any period during which the Participant is in violation of the provisions of this Section 2(b).

(v) In the event that a court of competent jurisdiction determines that any provision of this Section 2(b) is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 2(b) within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(c) Nondisparagement. The Participant shall not, directly or indirectly, whether in writing or orally, criticize, denigrate or disparage the Company or any of its Affiliates, its predecessors and successors, or any of the current or former directors, officers, employees, stockholders, partners, members, agents or representatives of any of the foregoing, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided that this provision shall not restrict the Participant’s ability to make truthful statements in good faith in response to any governmental inquiry or request for information or otherwise when required by legal process to do so.

(d) Return of Property. The Participant acknowledges that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by the Participant while an employee of the Company or any of its Affiliates (including Confidential Information) are and shall remain the property of the Company and its Affiliates, and the Participant shall immediately return such property to the Company upon the termination of the Participant’s employment and, in any event, at the Company’s request. The Participant further agrees that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice.

(e) Cooperation. The Participant agrees that, upon reasonable notice and without the necessity of the Company’s obtaining a subpoena or court order, the Participant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation or defense of any claims asserted against the Company or any of its Affiliates, that relates to events occurring during the Participant’s employment with the Company as to which the Participant may have relevant information (including furnishing relevant information and materials to the Company or its designee and providing testimony at depositions and at trial), provided that the Company shall reimburse the Participant for expenses reasonably incurred in connection with any such cooperation occurring after the termination of the Participant’s employment and provided further that any such cooperation occurring after the termination of the Participant’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with the Participant’s business or personal affairs.

SECTION 3. Remedies and Injunctive Relief. The Participant acknowledges that a violation by the Participant of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Participant agrees that, notwithstanding any provision of this Agreement to the contrary, the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.

SECTION 4. Acknowledgments. (a) The Participant acknowledges that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee and customer relationships and goodwill to build an effective organization. The Participant acknowledges that the Company has a legitimate business interest in and right to protect its Confidential Information, goodwill and employee and customer relationships, and that the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Participant further acknowledges that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company to the extent permitted by law.

(b) In light of the foregoing acknowledgments, the Participant agrees that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates. The Participant further acknowledges that, although the Participant’s compliance with the covenants contained in this Agreement may prevent the Participant from earning a livelihood in a business similar to the business of the Company, the Participant’s experience and capabilities are such that the Participant has other opportunities to earn a livelihood and adequate means of support for the Participant and the Participant’s dependents.

(c) Prior to execution of this Agreement, the Participant was advised by the Company of the Participant’s right to seek independent advice from an attorney of the Participant’s own selection regarding this Agreement. The Participant acknowledges that the Participant has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Participant further represents that, in entering into this Agreement, the Participant is not relying on any statements or representations made by any of the Company’s directors, officers, employees or agents that are not expressly set forth herein, and that the Participant is relying only upon the Participant’s own judgment and any advice provided by the Participant’s attorney.

(d) In light of the acknowledgements contained in this Section 4, the Participant agrees not to challenge or contest the reasonableness, validity or enforceability of any limitations and obligations contained in this Agreement.

SECTION 5. Miscellaneous. (a) Termination of Employment. The Participant’s employment with the Company and its Affiliates is “at will” and may be terminated by either party at any time and for any reason, free from any liability or any claim other than liability and claims arising under the Severance Plan or any other applicable contract between the Participant and the Company or any of its Affiliates.

(b) Assignment. This Agreement may be assigned by the Company to any Affiliate or successor to the business or assets of the Company. In the event of any such assignment, the Company shall cause such Affiliate or successor, as the case may be, to assume the obligations of the Company hereunder, by a written agreement addressed to the Participant, concurrently with any assignment, with the same effect as if such assignee were “the Company” hereunder. This Agreement is personal to the Participant and the Participant may not assign any rights or delegate any responsibilities hereunder.

(c) Entire Agreement. This Agreement, together with the Severance Plan, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either party hereto. None of the parties shall be liable or bound to any other party in any manner by any representations and warranties or covenants relating to such subject matter except as specifically set forth herein.

(d) Amendment; No Waiver. No provision of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Participant and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No failure or delay by either party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment of any steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(e) Disputes. (i) The Company and the Participant agree that, except as otherwise specifically provided herein, all disputes, controversies and claims arising between them concerning the subject matter of this Agreement shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement. The location of the arbitration will be Greensboro, North Carolina or such other place as the parties may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of North Carolina. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 5(e) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties to the dispute. Nothing in this Section 5(e)(i) shall preclude, and the parties expressly acknowledge that either party may seek, injunctive relief from any Federal or state court located within the County of Guilford, North Carolina in connection with or as a supplement to an arbitration hereunder.

(ii) Without limiting the generality of Section 5(e)(i), to the extent permitted by applicable law, the parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

(f) Governing Law; Interpretation. This Agreement shall be deemed to be made in the State of North Carolina, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of North Carolina without regard to its principles of conflicts of law. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of either party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

(g) Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference is to a Section of this Agreement unless otherwise indicated.

(h) Construction. For purposes of this Agreement, the words “include” and “including”, and variations thereof, shall not be deemed to be terms of limitation but rather shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(i) Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to either party. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(j) Notices. All notices or other communications required or permitted by this Agreement shall be made in writing and all such notices or communications shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:	The Fresh Market, Inc. 628 Green Valley Road, Suite 500 Greensboro, North Carolina 27408 Attention: General Counsel

With a copy to:	Cravath Swaine & Moore, LLP 825 Eighth Avenue New York, NY 10019 Attention: Eric Hilfers, Esq.

If to the Participant:	The Participant’s address as most recently supplied to the Company and set forth in the Company’s records.

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(k) Counterpart. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

THE FRESH MARKET, INC.,

by
Name:
Title:

PARTICIPANT,

Name: